Exhibit 99.3

Trinity Industries, Inc.
Earnings Release Conference Call
Comments of Tim Wallace, Chairman, CEO and President
October 30, 2008
FINAL

Thank you James, and good morning everyone.

I am pleased with our results for the 3rd quarter. Our revenue and earnings established new quarterly records. Our performance continues to reflect the success of our business model and the strengths and capabilities of our work force. We have built a multi-industry portfolio that, while not recession-proof, better positions us to manage through economic downturns. During the 3rd quarter, the diversification of our portfolio helped compensate for the decrease in earnings of our Rail Group. Both our barge and wind towers businesses produced strong results.

Like many other U.S. companies, the economic slowdown, coupled with the turmoil in the financial markets, is impacting our businesses. While our businesses continued to receive orders during the third quarter, it is clear that economic conditions and tighter capital markets are causing our customers to be more cautious. During this period of uncertainty, we have challenged our businesses to reduce their costs while continuing to provide premier products and services to our customers.

We are closely monitoring order inquiries and our businesses are collaborating to optimize production capacity. Trinity has a special strength in the way our businesses collaborate together for the benefit of the entire company. Our backlogs are allowing us time to plan our production as efficiently as possible. A key strength is our manufacturing flexibility.

During the third quarter, our Rail Group’s profits were in line with our expectations. Our railcar shipments reached a new record level during the quarter. The significant increase in shipments was related primarily to orders for railcars that were produced ahead of schedule for productivity purposes. Production continuity is a major factor in our rail business’s ability to maximize profitability. Our railcar customers are being cautious in their placement of orders for railcars. We are positioned to respond once market demand improves.

During the 3rd quarter, we developed plans to shift a portion of our railcar production capacity to structural wind towers. Some of our structural wind tower customers decided to delay placing orders while they assess on-going wind energy demand and the availability of financing for wind energy projects. In light of these developments, we have delayed plans to finish converting one of our railcar facilities over to wind tower production. We are ready to respond quickly once the market conditions improve.

Trinity’s Leasing and Management Services Group had a good 3rd quarter. This business plays a crucial role during down cycles. It provides a more consistent level of earnings than our manufacturing operations during down cycles. We continued to increase the size of our lease fleet during the third quarter. A prolonged tightness in the capital markets could cause us to adjust the growth plans of our lease fleet. We are prepared to shift with the market.

Our Barge business performed well during the 3rd quarter. The strength of our barge backlog provides us with visibility well into 2009. Our barge personnel have done a great job of making productivity improvements, resulting in an outstanding profit margin during the third quarter. Our barge customers continue to visit with us about opportunities for future business but are definitely more cautious. Like our other businesses, we are positioned in our barge business to respond when customers need barges.

Our Construction Products Group’s financial performance was affected by wet weather and Hurricane Ike during the 3rd quarter. We started off the quarter with normal construction weather, which deteriorated during the middle of the quarter. We finished the quarter on a high note, but could not overcome the slowdown associated with the hurricane.

Our highway products business has been steady during the construction season. If the fall weather cooperates, we expect the balance of the construction season to be in line with normal seasonal activity. We are uniquely positioned in this business to respond to infrastructure spending projects.

I remain optimistic about our structural wind towers business. We are encouraged by the recent extension of the federal Production Tax Credit for wind energy. It appears that wind energy will continue to play a significant role in our nation’s energy independence program. We are prepared to grow and support this program. We are the largest manufacturer of structural wind towers in North America. I am very pleased with our company’s growth in this industry. Our orders and inquiry levels for structural wind towers were robust until the financial turmoil hit a crisis stage. We expect our backlog to resume growing once the capital markets stabilize. Fortunately, our large order backlog enables us to stage our growth and maximize our efficiencies.

The raw materials market which serves our businesses remains very dynamic. Global demand for steel is in a different situation than it was 60 days ago. Demand is decreasing and prices are adjusting as a result. The decrease in demand for steel should provide us opportunities to lower our costs. We are closely monitoring all of our supply chains for opportunities to reduce our costs without decreasing the quality of our products.

From an overall perspective, we are cautious about providing guidance for 2009. Last year at this time we had better visibility into the following year and we were able to provide earnings guidance for 2008. The economy is currently too volatile for us to make accurate projections. As a result, we will not provide earnings guidance for calendar year 2009 during our conference call. We are hopeful that the government’s intervention and stimulus initiatives will help stabilize the capital markets and initiate economic stability. Fortunately, as James mentioned, Trinity’s liquidity stood at $950 million as of September 30. We generated strong cash flows, with EBITDA of $203 million in the third quarter.

I am confident in our abilities going forward. We have been working for years to position ourselves to be highly competitive in a variety of economic scenarios. We have a strong multi-industry business model. Our success during the third quarter reflects the talents of our people; the diversification of our businesses; our emphasis on highly efficient manufacturing; and the strength of our market leadership positions.

During the 33 years that I have been with Trinity I have personally experienced several challenging time periods. Many of our people have experienced them as well and we are highly capable of dealing with these types of situations. Challenging economic conditions are never pleasant, but we are fortunate to be uniquely positioned. We are a very flexible company and we have proven our ability to respond quickly to customer’s needs. During down cycles, we have historically strengthened our portfolio of businesses and we believe there are opportunities to do so during this cycle. We are watching closely for opportunities while simultaneously keeping an eye on our businesses and our costs. We stand ready to respond as our economy begins to improve.

I’ll now turn it over to Steve Menzies for his comments.